Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$6,477,000	$752.63

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-202524

PRICING SUPPLEMENT

Dated March 20, 2015

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Equity Index Underlying Supplement dated March 5, 2015 or

ETF Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Barrier Accelerated Market Participation SecuritiesTM (“Barrier AMPS”)

}	This pricing supplement relates to four separate offerings:

-	$882,000 Barrier AMPSTM linked to the S&P 500® Index

-	$629,000 Barrier AMPSTM linked to the Russell 2000® Index

-	$3,435,000 Barrier AMPSTM linked to the EURO STOXX 50® Index

-	$1,531,000 Barrier AMPSTM linked to the iShares® MSCI Emerging Markets ETF

}	3.5-year maturity

}	1.5x exposure to any positive return of the relevant Reference Asset, subject to a maximum return

}	Repayment of principal if the relevant Reference Return is less than or equal to zero but greater than or equal to the relevant Barrier Amount

}	1:1 exposure to any negative return of the relevant Reference Asset if the relevant Reference Return is less than the relevant Barrier Amount

}	All payments on the securities are subject to the credit risk of HSBC USA Inc.

The Barrier Accelerated Market Participation SecuritiesTM (“Barrier AMPS” or, each a “security” and collectively the “securities") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The securities will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the securities. HSBC Securities (USA) Inc. will purchase the securities from us for distribution to other registered broker-dealers or will offer the securities directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions in any securities after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.

Investment in the securities involves certain risks. You should refer to “Risk Factors” beginning on page PS-6 of this document, page S-1 of the accompanying prospectus supplement and either page S-2 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement, as applicable.

The Estimated Initial Value of the securities on the Pricing Date is $956.70 per security with respect to the securities linked to the SPX, $959.90 per security with respect to the securities linked to the RTY, $951.50 per security with respect to the securities linked to the SX5E and $952.10 per security with respect to the securities linked to the EEM, each of which is less than the price to public. The market value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page PS-3 and “Risk Factors” beginning on page PS-6 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per security / Total linked to the SPX	$1,000 / $882,000	$23.50 / $20,727.00	$976.50 / $861,273.00
Per security / Total linked to the RTY	$1,000 / $629,000	$23.50 / $14,781.50	$976.50 / $614,218.50
Per security / Total linked to the SX5E	$1,000 / $3,435,000	$23.50 / $80,722.50	$976.50 / $3,354,277.50
Per security / Total linked to the EEM	$1,000 / $1,531,000	$23.50 / $35,978.50	$976.50 / $1,495,021.50

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.35% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-16 of this pricing supplement.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc. Barrier Accelerated Market Participation SecuritiesTM (Barrier AMPS)

S&P 500® Index

Russell 2000® Index

EURO STOXX 50® Index

iShares® MSCI Emerging Markets ETF

This pricing supplement relates to four offerings of Barrier Accelerated Market Participation Securities. Each of the four securities will have the respective terms described in this pricing supplement and the accompanying prospectus supplement, prospectus and relevant underlying supplement. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or relevant underlying supplement, the terms described in this pricing supplement shall control. You should be willing to forgo interest and dividend payments during the term of the securities and, if the relevant Reference Return is less than the relevant Barrier Amount, lose up to 100% of your principal.

This pricing supplement relates to multiple offerings of securities, each linked to the performance of a specific index or index fund (each index or index fund, a “Reference Asset”). Each of the four securities has the Maximum Cap indicated in the table below. The performance of each of the four securities does not depend on the performance of any of the other securities. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to the relevant Reference Asset, as described below. The following key terms relate to the offerings of securities:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per security

Reference Asset:	The relevant underlying index or index fund, as indicated below

Reference Asset	Ticker	Upside Participation Rate	Barrier Amount	Maximum Cap	CUSIP/ISIN
S&P 500® Index	SPX	150%	-25%	40.00%	40433BG28 / US40433BG281
Russell 2000® Index	RTY	150%	-25%	51.00%	40433BG36 / US40433BG364
EURO STOXX 50® Index	SX5E	150%	-35%	55.00%	40433BG44 / US40433BG448
iShares® MSCI Emerging Markets ETF	EEM	150%	-25%	52.00%	40433BG51 / US40433BG513

Trade Date:	March 20, 2015

Pricing Date:	March 20, 2015

Original Issue Date:	March 27, 2015

Final Valuation Date:	September 24, 2018, subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the relevant accompanying underlying supplement.

Maturity Date:	September 27, 2018. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the relevant accompanying underlying supplement.

Payment at Maturity:	On the Maturity Date, for each security, we will pay you the Final Settlement Value.

Reference Return:	With respect to each Reference Asset, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Final Settlement Value:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the relevant Barrier Amount, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the relevant Barrier Amount, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

PS-2

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -40%, you will suffer a 40% loss and receive 60% of the Principal Amount, subject to the credit risk of HSBC. If the relevant Reference Return is less than the relevant Barrier Amount, you will lose up to 100% of your investment.

Initial Value:	2,108.10 with respect to the SPX, 1,266.373 with respect to the RTY, 3,726.07 with respect to the SX5E and $40.08 with respect to the EEM, each of which was the Official Closing Value of the relevant Reference Asset on the Pricing Date.

Final Value:	With respect to each of the SPX, the RTY, and the SX5E, the Official Closing Value of such Reference Asset on the Final Valuation Date. With respect to the EEM, the Official Closing Value of such Reference Asset on the Final Valuation Date, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying ETF Underlying Supplement.

Official Closing Value:	The closing level or closing price, as applicable, of the Reference Asset on any scheduled trading day as determined by the calculation agent based upon the value displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the RTY, “RTY <INDEX>”, with respect to the SX5E, “SX5E <INDEX>”, and with respect to the EEM, “EEM UP <EQUITY>”), or, for each Reference Asset, any successor page on the Bloomberg Professional® service or any successor service, as applicable.

Form of Securities:	Book-Entry

Listing:	The securities will not be listed on any U.S. securities exchange or quotation system.

Estimated Initial Value:	The Estimated Initial Value of the securities is less than the price you pay to purchase the securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market, if any, at any time. See “Risk Factors — The Estimated Initial Value of the securities, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.”

PS-3

GENERAL

This pricing supplement relates to four separate offerings of securities, each linked to a different Reference Asset identified on the cover page. The purchaser of a security will acquire a senior unsecured debt security of HSBC USA Inc. linked to a single Reference Asset. Although each offering of securities relates to a Reference Asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to such Reference Asset or any component security included in such Reference Asset or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and either the Equity Index Underlying Supplement dated March 5, 2015 (for securities linked to the SPX, the RTY, or the SX5E) or the ETF Underlying Supplement dated March 5, 2015 (for securities linked to the EEM), as applicable. If the terms of the securities offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or relevant underlying supplement, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page PS-6 of this pricing supplement, page S-1 of the prospectus supplement and either page S-2 of the Equity Index Underlying Supplement or page S-1 of the ETF Underlying Supplement, as applicable, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and underlying supplements) with the SEC for the offerings to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and relevant underlying supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and these offerings. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in these offerings will arrange to send you the prospectus, prospectus supplement and relevant underlying supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

For securities linked to the SPX, the RTY or the SX5E:

}	The Equity Index Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014327/v403626_424b2.htm

For securities linked to the EEM:

}	The ETF Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014329/v403640_424b2.htm

PS-4

PAYMENT AT MATURITY

On the Maturity Date, for each security you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the relevant Reference Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Reference Return × Upside Participation Rate); and

(b) $1,000 + ($1,000 × Maximum Cap).

If the relevant Reference Return is less than or equal to zero but greater than or equal to the relevant Barrier Amount, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the relevant Reference Return is less than the relevant Barrier Amount, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return).

Under these circumstances, you will lose 1% of the Principal Amount of your securities for each percentage point that the Reference Return is below zero. For example, if the Reference Return is -40%, you will suffer a 40% loss and receive 60% of the Principal Amount, subject to the credit risk of HSBC. You should be aware that if the relevant Reference Return is less than the relevant Barrier Amount, you will lose up to 100% of your investment.

Interest

The securities will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the securities.

Reference Sponsor and Reference Issuer

With respect to securities linked to the SPX, S&P Dow Jones Indices LLC, a part of McGraw-Hill Financial, is the reference sponsor. With respect to securities linked to the RTY, the Russell Investment Group is the reference sponsor. With respect to securities linked to the SX5E, Deutsche Börse AG and SIX Group AG are the reference sponsors. With respect to securities linked to the EEM, iShares, Inc. is the reference issuer.

PS-5

INVESTOR SUITABILITY

The securities may be suitable for you if:

}	You seek an investment with an enhanced return linked to the potential positive performance of the relevant Reference Asset and you believe the value of such Reference Asset will increase over the term of the securities.

}	You are willing to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.

}	You are willing to make an investment that is exposed to any decrease in the value of the relevant Reference Asset on a 1-to-1 basis if the relevant Reference Return is less than the relevant Barrier Amount.

}	You are willing to accept the risk and return profile of the securities versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forego dividends or other distributions paid to holders of the stocks comprising the relevant Reference Asset, or the Reference Asset itself, as applicable.

}	You do not seek current income from your investment.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the securities to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the securities.

The securities may not be suitable for you if:

}	You believe the relevant Reference Return will be negative on the Final Valuation Date or that the relevant Reference Return will not be sufficiently positive to provide you with your desired return.

}	You are unwilling to invest in the securities based on the Maximum Cap indicated herein with respect to that security offering, which may limit your return at maturity.

}	You are unwilling to make an investment that is exposed to any decrease in the value of the relevant Reference Asset on a 1-to-1 basis if the relevant Reference Return is less than the relevant Barrier Amount.

}	You seek an investment that provides full return of principal.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on the stocks comprising the relevant Reference Asset, or the Reference Asset itself, as applicable.

}	You seek current income from your investment.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the securities to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and either page S-1 of the Equity Index Underlying Supplement or page S-2 of the ETF Underlying Supplement, as applicable. Investing in the securities is not equivalent to investing directly in any of the stocks comprising the relevant Reference Asset or the Reference Asset itself, as applicable. You should understand the risks of investing in the securities and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the securities in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying prospectus supplement, prospectus and relevant underlying supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and relevant underlying supplement including the explanation of risks relating to the securities described in the following sections:

}	“— Risks Relating to All Note Issuances” in the prospectus supplement;

If your securities are linked to the SPX, RTY or SX5E:

}	“— General Risks Related to Indices” in the Equity Index Underlying Supplement;

If your securities are linked to the SX5E:

}	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement; and

}	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement;

If your securities are linked to the EEM:

}	“— General Risks Related to Index Funds” in the ETF Underlying Supplement;

}	“— Securities Prices Generally Are Subject to Political, Economic, Financial, and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

PS-6

}	“— Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the securities may result in a loss.

You will be exposed on a 1-to-1 basis to any decrease in the value of the relevant Reference Asset if the relevant Reference Return is less than the relevant Barrier Amount. Accordingly, if the relevant Reference Return is less than the relevant Barrier Amount, you will lose up to 100% of your investment at maturity.

The appreciation on the securities is limited by the relevant Maximum Cap.

You will not participate in any appreciation in the value of the relevant Reference Asset (as multiplied by the Upside Participation Rate) beyond the relevant Maximum Cap. The Maximum Cap is 40.00% with respect to the securities linked to the SPX, 51.00% with respect to the securities linked to the RTY, 55.00% with respect to the securities linked to the SX5E, and 52.00% with respect to the securities linked to the EEM. You will not receive a return on the securities greater than the relevant Maximum Cap.

Credit risk of HSBC USA Inc.

The securities are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the securities, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the securities.

The securities will not bear interest.

As a holder of the securities, you will not receive interest payments.

Changes that affect the relevant Reference Asset will affect the market value of the securities and the amount you will receive at maturity.

The policies of the reference sponsor or reference issuer of the relevant Reference Asset concerning additions, deletions and substitutions of the constituents comprising such Reference Asset and the manner in which the reference sponsor or reference issuer takes account of certain changes affecting those constituents included in such Reference Asset may affect the value of such Reference Asset. The policies of the reference sponsor or reference issuer with respect to the calculation of the relevant Reference Asset could also affect the value of such Reference Asset. The reference sponsor or reference issuer may discontinue or suspend calculation or dissemination of its relevant Reference Asset. Any such actions could affect the value of the securities.

The securities are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the securities.

The Estimated Initial Value of the securities, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the securities in the secondary market, if any.

The Estimated Initial Value of the securities was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the securities. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the securities to be more favorable to you. We determined the value of the embedded derivatives in the securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value

PS-7

does not represent a minimum price at which we or any of our affiliates would be willing to purchase your securities in the secondary market (if any exists) at any time.

The price of your securities in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the securities and the costs associated with structuring and hedging our obligations under the securities. If you were to sell your securities in the secondary market, if any, the price you would receive for your securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the securities to maturity. Any sale of the securities prior to maturity could result in a loss to you.

If we were to repurchase your securities immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the securities.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately eight months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the securities based on changes in market conditions and other factors that cannot be predicted.

The securities lack liquidity.

The securities will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the securities in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the securities.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities. We will not have any obligation to consider your interests as a holder of the securities in taking any action that might affect the value of your securities.

The amount payable on the securities is not linked to the value of relevant Reference Asset at any time other than on the Final Valuation Date.

The Final Value will be based on the Official Closing Value of the Reference Asset on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the value of the Reference Asset increases prior to the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than the Initial Value, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the value of the Reference Asset prior to such decrease. Although the actual value of the Reference Asset on the stated Maturity Date or at other times during the term of the securities may be higher than the Final Value, the Payment at Maturity will be based solely on the Official Closing Value of the Reference Asset on the Final Valuation Date.

PS-8

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Small-capitalization risk.

The RTY tracks companies that may be considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the respective index level may be more volatile than an investment in stocks issued by larger companies. Stock prices of small-capitalization companies may also be more vulnerable than those of larger companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, making it difficult for the RTY to track them. In addition, small-capitalization companies are often less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. These companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and competitive strengths than large-capitalization companies, and are more susceptible to adverse developments related to their products.

Risks associated with non-U.S. companies.

The values of the SX5E and the EEM depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the securities. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the SX5E or the EEM and, as a result, the value of the relevant securities.

Risks associated with emerging markets.

An investment in the securities linked to the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The securities will not be adjusted for changes in exchange rates.

Although the equity securities that comprise the SX5E and that are held by the EEM are traded in currencies other than U.S. dollars, and your securities are denominated in U.S. dollars, the amount payable on your securities at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of the SX5E or the EEM, and therefore your securities. The amount we pay in respect of your securities on the maturity date, if any, will be determined solely in accordance with the procedures described in this pricing supplement.

PS-9

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the relevant Reference Asset relative to its Initial Value. We cannot predict the Final Value of the relevant Reference Asset. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the relevant Reference Asset to which your securities are linked or the return on your securities. With respect to the securities, the Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the Payment at Maturity on a $1,000 investment in the securities for a hypothetical range of Reference Returns from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Securities” as used below is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The potential returns described here assume that your securities are held to maturity. You should consider carefully whether the securities are suitable to your investment goals. The following table and examples assume the following:

}	Principal Amount:	$1,000

}	Upside Participation Rate:	150%

}	Hypothetical Barrier Amount:	-25% (The actual Barrier Amount is -25% with respect to the securities linked to the SPX, the securities linked to the RTY and the securities linked to the EEM, and -35% with respect to the securities linked to the SX5E).

}	Hypothetical Maximum Cap:

40.00% (The actual Maximum Cap is 40% with respect to the securities linked to the SPX, 51% with respect to the securities linked to the RTY, 55.00% with respect to the securities linked to the SX5E and 52.00% with respect to the securities linked to the EEM).

Hypothetical Reference Return	Hypothetical Payment at Maturity	Hypothetical Return on the Securities
100.00%	$1,400.00	40.00%
80.00%	$1,400.00	40.00%
60.00%	$1,400.00	40.00%
40.00%	$1,400.00	40.00%
26.67%	$1,400.00	40.00%
20.00%	$1,300.00	30.00%
10.00%	$1,150.00	15.00%
5.00%	$1,075.00	7.50%
2.00%	$1,030.00	3.00%
0.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-60.00%	$400.00	-60.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%

PS-10

The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the securities.

Example 1: The relevant Reference Return is 2.00%.

Reference Return:	2.00%
Final Settlement Value:	$1,030.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is less than the hypothetical Maximum Cap, the Final Settlement Value would be $1,030.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return × Upside Participation Rate)

= $1,000 + ($1,000 × 2.00% × 150%)

= $1,030.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the relevant Reference Return multiplied by 150% when such Reference Return is positive and, as multiplied by the Upside Participation Rate, equal to or less than the relevant Maximum Cap.

Example 2: The relevant Reference Return is 30.00%.

Reference Return:	30.00%
Final Settlement Value:	$1,400.00

Because the relevant Reference Return is positive, and such Reference Return multiplied by the Upside Participation Rate is greater than the hypothetical Maximum Cap, the Final Settlement Value would be $1,400.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 40.00%)

= $1,400.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the relevant Reference Return is positive and such Reference Return multiplied by 150% exceeds the relevant Maximum Cap.

Example 3: The relevant Reference Return is -5.00%.

Reference Return:	-5.00%
Final Settlement Value:	$1,000.00

Because the relevant Reference Return is less than zero but greater than the hypothetical Barrier Amount of -25%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 3 shows that you will receive the return of your principal investment where the relevant Reference Return is less than or equal to zero but greater than or equal to the relevant Barrier Amount.

Example 4: The relevant Reference Return is -40.00%.

Reference Return:	-40.00%
Final Settlement Value:	$600.00

Because the relevant Reference Return is less than the hypothetical Barrier Amount of -25%, the Final Settlement Value would be $600.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Reference Return)

= $1,000 + ($1,000 × -40.00%)

= $600.00

Example 4 shows that you are exposed on a 1-to-1 basis to any decrease in the value of the Reference Asset if the relevant Reference Return is less than the relevant Barrier Amount. YOU MAY LOSE UP TO 100% OF THE PRINCIPAL AMOUNT OF YOUR SECURITIES.

PS-11

INFORMATION RELATING TO THE SECURITIES LINKED TO THE S&P 500® INDEX

The disclosure relating to the SPX contained below relates only to the offering of securities linked to the SPX.

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of February 27, 2015 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-44 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from January 1, 2008 through March 20, 2015. The closing level for the SPX on March 20, 2015 was 2,108.10. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on the Final Valuation Date.

PS-12

INFORMATION RELATING TO THE SECURITIES LINKED TO THE RUSSELL 2000® INDEX The disclosure relating to the RTY contained below relates only to the offering of securities linked to the RTY.

Description of the RTY

The RTY is designed to track the performance of the small capitalization segment of the United States equity market. All 2,000 stocks are traded on the New York Stock Exchange or NASDAQ, and the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98% of the United States equity market.

The top 5 industry groups by market capitalization as of February 28, 2015 were: Financial Services, Health Care, Technology, Consumer Discretionary and Producer Durables.

For more information about the RTY, see “The Russell 2000® Index” beginning on page S-36 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the RTY

The following graph sets forth the historical performance of the RTY based on the daily historical closing levels from January 1, 2008 through March 20, 2015. The closing level for the RTY on March 20, 2015 was 1,266.373. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the RTY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the RTY on the Final Valuation Date.

PS-13

INFORMATION RELATING TO THE SECURITIES LINKED TO THE EURO STOXX 50® INDEX

The disclosure relating to the SX5E contained below relates only to the offering of securities linked to the SX5E.

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-11 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from January 1, 2008 through March 20, 2015. The closing level for the SX5E on March 20, 2015 was 3,726.07. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SX5E on the Final Valuation Date.

PS-14

INFORMATION RELATING TO THE SECURITIES LINKED TO THE iShares® MSCI Emerging markets ETF

The disclosure relating to the EEM contained below relates only to the offering of securities linked to the EEM.

Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of February 27, 2015, the MSCI Emerging Markets Index consisted of the following 23 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The MSCI Indices” beginning on page S-22 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing prices from January 1, 2008 through March 20, 2015. The closing price for the EEM on March 20, 2015 was $40.08. We obtained the closing prices below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

Quarter Begin	Quarter End	Quarterly High (Intraday)	Quarterly Low (Intraday)	Quarterly Close
1/2/2008	3/31/2008	$50.69	$40.63	$44.74
4/1/2008	6/30/2008	$52.42	$44.38	$45.14
7/1/2008	9/30/2008	$44.71	$30.84	$34.49
10/1/2008	12/31/2008	$34.25	$18.20	$24.94
1/2/2009	3/31/2009	$27.25	$19.85	$24.78
4/1/2009	6/30/2009	$34.84	$24.69	$32.19
7/1/2009	9/30/2009	$39.46	$30.21	$38.86
10/1/2009	12/31/2009	$42.47	$37.26	$41.46
1/4/2010	3/31/2010	$43.43	$34.98	$42.08
4/1/2010	6/30/2010	$43.98	$35.18	$37.29
7/1/2010	9/30/2010	$44.95	$36.73	$44.73
10/1/2010	12/31/2010	$48.58	$44.47	$47.60
1/3/2011	3/31/2011	$48.73	$44.24	$48.67
4/1/2011	6/30/2011	$50.41	$44.76	$47.58
7/1/2011	9/30/2011	$48.61	$34.69	$35.06
10/3/2011	12/30/2011	$43.20	$33.42	$37.93
1/3/2012	3/30/2012	$44.89	$38.20	$42.93
4/2/2012	6/29/2012	$43.74	$36.56	$39.18
7/2/2012	9/28/2012	$42.82	$37.14	$41.31
10/1/2012	12/31/2012	$44.42	$39.92	$44.35
1/2/2013	3/29/2013	$45.28	$41.72	$42.78
4/1/2013	6/28/2013	$44.26	$36.16	$38.57
7/1/2013	9/30/2013	$43.32	$36.98	$40.77
10/1/2013	12/31/2013	$43.91	$40.15	$41.77
1/1/2014	3/31/2014	$41.25	$37.06	$40.99
4/1/2014	6/30/2014	$43.98	$40.55	$43.23
7/1/2014	9/30/2014	$45.85	$41.36	$41.56
10/1/2014	12/31/2014	$42.46	$37.22	$39.29
1/1/2015	3/20/2015*	$41.11	$37.72	$40.08

* This pricing supplement includes information for the first calendar quarter of 2015 for the period from January 1, 2015 through March 20, 2015. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2015.

PS-15

EVENTS OF DEFAULT AND ACCELERATION

If the securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to the Reference Asset on that scheduled trading day, then the accelerated Final Valuation Date for the Reference Asset will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days.

If the securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the securities. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the securities. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the securities from HSBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement, for distribution to other registered broker-dealers, or will offer the securities directly to investors. HSBC Securities (USA) Inc. will offer the securities at the price to public set forth on the cover page of this pricing supplement. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.35% per $1,000 Principal Amount in connection with the distribution of the securities to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the securities.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

Delivery of the securities will be made against payment for the securities on or about the Original Issue Date set forth above, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

PS-16

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities. Under one approach, a security should be treated as a pre-paid executory contract with respect to the relevant Reference Asset. We intend to treat the securities consistent with this approach. Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a security as a pre-paid executory contract with respect to the relevant Reference Asset. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions”, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the securities is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a security will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder determined as if the U.S. holder had acquired the Underlying Shares on the original issue date of the security at fair market value and sold them at fair market value on the Maturity Date (if the security was held until the Maturity Date) or on the date of sale or exchange of the security (if the security was sold or exchanged prior to the Maturity Date) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the security (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the security). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the securities linked to the EEM will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a security linked to the EEM will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each security linked to the EEM will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a security over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such security for an amount equal to the “issue price” of the security and, upon the date of sale, exchange or maturity of the security, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the security). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a security linked to the EEM after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether any of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in, or owned by, the relevant Reference Asset, as the case may be, is or becomes a PFIC or a USRPHC.

For a discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PS-17

VALIDITY OF THE SECURITIES

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities pursuant to the Senior Indenture referred to in the prospectus supplement dated March 5, 2015, and issued and paid for as contemplated herein, the Securities offered by this pricing supplement will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America.  This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated March 5, 2015, which has been filed as Exhibit 5.3 to the Issuer’s registration statement on Form S-3 dated March 5, 2015.

PS-18

TABLE OF CONTENTS

You should only rely on the information contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, and these documents are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this pricing supplement, any accompanying underlying supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$882,000 Barrier Accelerated
Market Participation SecuritiesTM
Linked to the S&P 500® Index

$629,000 Barrier Accelerated
Market Participation SecuritiesTM
Linked to the Russell 2000® Index

$3,435,000 Barrier Accelerated
Market Participation SecuritiesTM
Linked to the EURO STOXX 50® Index

$1,531,000 Barrier Accelerated
Market Participation SecuritiesTM
Linked to the iShares® MSCI
Emerging Markets ETF

March 20, 2015

PRICING SUPPLEMENT

Pricing Supplement
General	PS-4
Payment at Maturity	PS-5
Investor Suitability	PS-6
Risk Factors	PS-6
Illustrative Examples	PS-10
Information Relating to the Securities Linked to the S&P 500® Index	PS-12
Information Relating to the Securities Linked to the Russell 2000® Index	PS-13
Information Relating to the Securities Linked to the EURO STOXX 50® Index	PS-14
Information Relating to the Securities Linked to the iShares® MSCI Emerging Markets ETF	PS-15
Events of Default and Acceleration	PS-16
Supplemental Plan of Distribution (Conflicts of Interest)	PS-16
U.S. Federal Income Tax Considerations	PS-17
Validity of the Securities	PS-18

Equity Index Underlying Supplement
Risk Factors	S-2
The DAX® Index	S-7
The Dow Jones Industrial AverageSM	S-9
The EURO STOXX 50® Index	S-11
The FTSE® 100 Index	S-13
The Hang Seng® Index	S-14
The Hang Seng China Enterprises Index	S-16
The KOSPI 200 Index	S-19
The MSCI Indices	S-22
The NASDAQ 100 Index®	S-26
The Nikkei 225 Index	S-30
The PHLX Housing SectorSM Index	S-32
The Russell 2000® Index	S-36
The S&P 100® Index	S-40
The S&P 500® Index	S-44
The S&P 500® Low Volatility Index	S-47
The S&P BRIC 40 Index	S-50
The S&P MidCap 400® Index	S-52
The TOPIX® Index	S-55
Additional Terms of the Notes	S-57

ETF Underlying Supplement
Risk Factors	S-2
Reference Sponsors	S-8
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-8
The POWERSHARES QQQ TRUSTSM, SERIES 1	S-11
The iShares® MSCI Mexico Investable Market Index Fund	S-15
The iShares® MSCI Brazil Index Fund	S-18
The iShares® MSCI Emerging Markets Index Fund	S-21
The iShares® MSCI EAFE Index Fund	S-24
The SPDR S&P 500 ETF Trust	S-26
The Market Vectors Gold Miners ETF	S-30
The iShares® Dow Jones U.S. Real Estate Index Fund	S-33
The iShares® FTSE China 25 Index Fund	S-36
The iShares® S&P Latin America 40 Index Fund	S-39
The Financial Select Sector SPDR® Fund	S-42
The iShares® Dow Jones Transportation Average Index Fund	S-45
The Energy Select SPDR® Fund	S-47
The Health Care Select SPDR® Fund	S-50
Other Components	S-52
Additional Terms of the Notes	S-52

Prospectus Supplement
Risk Factors	S-3
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58